Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP ANNOUNCES COMPLETION OF A PRIVATE PLACEMENT OF $15 MILLION OF SUBORDINATED NOTES DUE 2026

ROCKAWAY, NEW JERSEY – December 22, 2016 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced it has completed a private placement of $15 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the “Notes”) to an institutional investor. The subordinated notes have a maturity date of December 22, 2026 and bear interest at the rate of 5.75% per annum, payable quarterly, for the first five years of the term, and then at a variable rate that will reset quarterly to a level equal to the then current 3-month LIBOR plus 350 basis points over the remainder of the term. The notes are redeemable after five years subject to satisfaction of certain conditions. The indebtedness evidenced by the subordinated notes, including principal and interest, is unsecured and subordinate and junior to general and secured creditors and depositors.

The Notes were designed to qualify as Tier 2 capital under the Federal Reserve’s capital guidelines. The Company intends to use the net proceeds of the offering for general corporate purposes, including loan growth, additional liquidity and working capital.

“The offering allows us to diversify our capital mix with a source of low-cost capital,” stated Anthony Labozzetta, President and Chief Executive Officer of the Company. “The proceeds of the offering will allow us to continue to execute our growth strategy and expansion in northern New Jersey and in the New York Metro area.”

The Notes sold in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and will not constitute an offer or solicitation in any jurisdiction in which such offering would be unlawful.

Hogan Lovells US LLP served as legal counsel for the Company.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO
Steven Fusco, SEVP/CFO 844-256-7328